Exhibit 23.2

Onestop Assurance PAC
10 Anson Road
#06-15 International Plaza
Singapore 079903
Email:audit@onestop-audit.com
Website:www.onestop-audit.com

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation of our report dated April 18, 2025 in the Registration Statement on Form F-1, under the Securities Act of 1933, with respect to the consolidated balance sheets of Republic Power Group Limited and its subsidiaries (collectively, the “Company”) as of June 30, 2024 and 2023, the related consolidated statements of income, changes in shareholders’ equity, and cash flows, for each of the years in the two-year period ended June 30, 2024, and the related notes (collectively referred to as the “financial statements”).

We also consent to the reference to our firm under the heading “Experts” in such Registration Statements.

OneStop Assurance PAC

Singapore

July 1, 2025